Exhibit 10.14
AMENDED AND RESTATED
MANAGEMENT STABILITY AGREEMENT
     This Amended and Restated Management Stability Agreement is dated December 31, 2008, between Tesoro Corporation, a Delaware corporation (the “Company”), and G. Scott Spendlove (“Employee”), and supersedes and replaces any other previously dated Management Stability Agreement.
Recitals:
     WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company to reduce uncertainty to certain key employees of the Company in the event of certain fundamental events involving the control or existence of the Company;
     WHEREAS, the Board of Directors of the Company has determined that an agreement protecting certain interests of key employees of the Company in the event of certain fundamental events involving the control or existence of the Company is in the best interest of the Company because it will assist the Company in attracting and retaining key employees such as this Employee; and
     WHEREAS, the Employee is relying on this Agreement and the obligations of the Company hereunder in continuing to work for the Company.
     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
     1. Termination Following Change of Control.
     Should Employee at any time within two years of a change of control cease to be an employee of the Company (or its successor), by reason of (i) involuntary termination by the Company (or its successor) other than for “cause” (following a change of control), “cause” shall be limited to the conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal), a material breach of fiduciary duty to the Company through the misappropriation of Company funds or property) or (ii) voluntary termination by Employee for “good reason upon change of control” (as defined below), the Company (or its successor) shall pay to Employee within ten days of such termination the following severance payments and benefits:
(a) A lump-sum payment equal to two and one-half times the base salary of the Employee at the then current rate; and
(b) A lump-sum payment equal to (i) two and one-half times the sum of the target bonuses under all of the Company’s incentive bonus plans applicable to the Employee for the year in which the termination occurs or the year in which the change of control occurred, whichever is greater, and (ii) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company’s incentive bonus plans applicable to Employee for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination.
The Company (or its successor) shall also provide continuing coverage and benefits comparable to all life, health and disability plans of the Company for a period of 30 months from the date of termination, and Employee shall receive two and one-half years additional service credit under the current non-qualified supplemental pension plans, or successors thereto, of the Company applicable to the Employee on the date of termination. To the extent subject to Section 409A of the Internal Revenue Code, the amount of medical expenses eligible for reimbursement during any year may not affect the medical expenses eligible for reimbursement in any other year. Furthermore, the reimbursement of eligible medical expenses must be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense is incurred and the right to reimbursement of any eligible medical expense is not subject to liquidation or exchange for any other benefit.

     For purposes of this Agreement, a “change of control” shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company where a majority of the Board of Directors of the surviving corporation are, and for a two year period after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as directors, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) (A) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of one year thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination by the Board of Directors for election by the Company’s shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
     For purposes of any payment to which Employee becomes entitled on account of termination following a change of control, as provided in this Section 1, such termination shall be deemed to refer only to a termination of employment that constitutes a “Separation from Service”. “Separation from Service” shall mean a reasonably anticipated permanent reduction in the level of bona fide services performed by the Employee for the Company and all Affiliates to 20% or less of the average level of bona fide services performed by the Employee for the Company and all Affiliates (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) months (or the full period of service to the Company and all Affiliates if less than thirty-six (36) months). For purposes of this paragraph, the term “Affiliate” means each entity that would be considered a single employer with the Company under Section 414(b) or Section 414(c) of the Internal Revenue Code, except that the phrase “at least 50%” shall be substituted for the phrase “at least 80%” as used therein. In addition, payment of any amounts under this Section 1 will be deferred to the extent necessary to cause such payment to comply with the six-month deferral rule described in Section 409A(a)(2)(B) of the Internal Revenue Code if Employee is at the time of termination a “specified employee” within the meaning of Section 409A.
     For purposes of this Section 1, “good reason upon change of control” shall exist if any of the following occurs:
(i) without Employee’s express written consent, the assignment to Employee of any duties inconsistent with the employment of Employee immediately prior to the change of control, or a significant diminution of Employee’s positions, duties, responsibilities and status with the Company from those immediately prior to a change of control or a diminution in Employee’s titles or offices as in effect immediately prior to a change of control, or any removal of Employee from, or any failure to reelect Employee to, any of such positions;
(ii) a reduction by the Company in Employee’s base salary in effect immediately prior to a change of control;

(iii) the failure by the Company to continue in effect any thrift, stock ownership, pension, life insurance, health, dental and accident or disability plan in which Employee is participating or is eligible to participate at the time of the change of control (or plans providing Employee with substantially similar benefits), except as otherwise required by the terms of such plans as in effect at the time of any change of control or the taking of any action by the Company which would adversely affect Employee’s participation in or materially reduce Employee’s benefits under any of such plans or deprive Employee of any material fringe benefits enjoyed by Employee at the time of the change of control or the failure by the Company to provide the Employee with the number of paid vacation days to which Employee is entitled in accordance with the vacation policies of the Company in effect at the time of a change of control;
(iv) the failure by the Company to continue in effect any incentive plan or arrangement (including without limitation, the Company’s Incentive Compensation Plan and similar incentive compensation benefits) in which Employee is participating at the time of a change of control (or to substitute and continue other plans or arrangements providing the Employee with substantially similar benefits), except as otherwise required by the terms of such plans as in effect at the time of any change of control;
(v) the failure by the Company to continue in effect any plan or arrangement with respect to securities of the Company (including, without limitation, any plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof or to acquire stock or other securities of the Company) in which Employee is participating at the time of a change of control (or to substitute and continue plans or arrangements providing the Employee with substantially similar benefits), except as otherwise required by the terms of such plans as in effect at the time of any change of control or the taking of any action by the Company which would adversely affect Employee’s participation in or materially reduce Employee’s benefits under any such plan;
(vi) the relocation of the Company’s principal executive offices to a location outside the San Antonio, Texas, area, or the Company’s requiring Employee to be based anywhere other than at the location of the Company’s principal executive offices, except for required travel on the Company’s business to an extent substantially consistent with Employee’s present business travel obligations, or, in the event Employee consents to any such relocation of the Company’s principal executive or divisional offices, the failure by the Company to pay (or reimburse Employee for) all reasonable moving expenses incurred by Employee relating to a change of Employee’s principal residence in connection with such relocation and to indemnify Employee against any loss (defined as the difference between the actual sale price of such residence and the higher of (a) Employee’s aggregate investment in such residence or (b) the fair market value thereof as determined by a real estate appraiser reasonably satisfactory to both Employee and the Company at the time the Employee’s principal residence is offered for sale in connection with any such change of residence;
(vii) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company;

     In the event of a change of control as “change of control” is defined in any stock option plan or stock option agreement pursuant to which the Employee holds options to purchase common stock of the Company, Employee shall retain the rights to all accelerated vesting and other benefits under the terms thereof.
     The Company shall pay any attorney fees incurred by Employee in reasonably seeking to enforce the terms of this Paragraph 1.
     2. Complete Agreement.
     This Agreement constitutes the entire agreement between the parties and cancels and supersedes all other agreements between the parties which may have related to the subject matter contained in this Agreement.
     1. Modification: Amendment: Waiver.
     No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.
     3. Governing Law: Jurisdiction.
     This Agreement and performance under it, and all proceedings that may ensue from its breach, shall be construed in accordance with and under the laws of the State of Texas.
     4. Severability.
     Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     5. Assignment.
     The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs, provided, however, that the Company may not assign any duties under this Agreement without the prior written consent of the Employee.
     6. Limitation.
     This Agreement shall not confer any right or impose any obligation on the Company to continue the employment of Employee in any capacity, or limit the right of the Company or Employee to terminate Employee’s employment.
     7. Notices.
     All notices and other communications under this Agreement shall be in writing and shall be given in person or by telegraph, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given when delivered personally or three days after mailing or one day after transmission of a telegram or facsimile, as the case may be, to the representative persons named below:

If to the Company:	Corporate Secretary
Tesoro Corporation
300 Concord Plaza Drive
San Antonio, Texas 78216-6999

If to the Employee:	G. Scott Spendlove
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:	TESORO CORPORATION

By: /s/ Bruce A. Smith

Bruce A. Smith
Chairman of the Board of Directors,
President and Chief Executive Officer

EMPLOYEE:	G. Scott Spendlove

/s/ G. Scott Spendlove

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